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                                                                     EXHIBIT 6.3


                                   QORUS.COM



                                  May 24, 1999

Mr. Michael D. Sohn
80293 Merion
La Quinta, CA  92253

         Re: Employment with Qorus.com, Inc.

Dear Michael:

         This letter ("Agreement") will confirm our understanding and agreement regarding your employment with Qorus.com, Inc., a Delaware corporation (the "Company"). Your employment will commence on May 24, 1999, subject to the terms and conditions in this Agreement. This Agreement completely supersedes and replaces any negotiations, discussions, understandings or agreements, written or oral, express or implied, you and the Company have had regarding your employment.

         1. Effective upon the commencement of your employment on May 24, 1999, your job title will be Chief Executive Officer, and you will report to the Board of Directors. Your duties and responsibilities will be those reasonably required to direct, manage and operate the business of Qorus.com, including any duties which may be assigned to you from time to time by the Board of Directors.

         2. (a) Your base salary will be Twenty-Five Thousand Dollars ($25,000) per month, less applicable withholdings and deductions, paid on the Company's regular payroll dates. Your base salary will be reviewed at the time other management salaries are reviewed by the Board of Directors, and may be adjusted (up or down) at the Company's discretion in light of the Company's performance, your performance, market conditions and other factors deemed relevant by the Company; provided, however, that your base salary will not be reduced below the level stated in this Paragraph 2(a) within the first year of your employment without your consent.

             (b) You will be eligible to receive any discretionary bonus that may be awarded to you by the Board of Directors from time to time in its sole discretion. No bonus has been promised to you, and payment of any bonus shall not create an entitlement or implied promise of future bonuses.

             (c) You shall be entitled to participate in the Company's Stock Option Plan whereby you will be granted stock options to purchase 400,000 shares for the option price of $1.00 (one dollar) per share that are immediately vested. In addition you will be granted stock options to purchase 100,000 shares for the option price of $1.00 (one dollar), which shall vest over three years; 1/6 of the amount each six months. All of your vested options are non-cancelable


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                  regardless of your employment status and shall have a minimum term of five years.

         3. You will be eligible to participate in the Company's benefits programs (e.g., health insurance, sick leave, paid holidays, etc.) on the same basis as other executive-level employees of the Company, as such programs are established, modified and/or eliminated by the Company from time to time. No promises have been made to you concerning the existence of any employee benefits, and all employee benefits which may be established are subject to change from time to time in the Company's discretion.

         4. You will accrue paid vacation time on a weekly basis, at the rate of three weeks (fifteen work days) per year. There is a maximum accrual cap of fifteen days of paid vacation. Once you have accrued fifteen days of unused paid vacation and reached the accrual cap, you will not accrue any additional paid vacation until you have used one or more days of paid vacation.

         5. The initial term of this Agreement is approximately one year, beginning May 24, 1999 and ending May 31, 2000. During the initial one-year term of your employment, your employment and compensation may be terminated only for good cause, as defined herein. "Good cause" means and includes death, disability (unless you remain able to perform your essential job duties, with or without reasonable accommodations), commission of any unlawful act in connection with your employment, commission of a felony or other act of moral turpitude during your employment (regardless of whether it is related to the performance of your job duties), voluntary abandonment of your position, or willful refusal to perform your job responsibilities. If your employment is terminated by the Company within the initial one-year term for reasons other than "good cause" as defined herein, you shall continue to receive your base salary on the Company's regular payroll dates for the remainder of the term, as if you continued to be employed for the full one-year term of this Agreement.

         6. After the conclusion of the one-year term described above, this Agreement and your employment relationship will automatically terminate without notice. You may resign voluntarily at any time, and you agree that you will give at least ninety days' advance notice of your resignation.

         7. The Company will reimburse you for documented reasonable and necessary business expenses incurred by you while engaged in business activities for the Company's benefit in accordance with the Company's policies in effect from time to time.

         8. You acknowledge that the proprietary information, observations, data (including without limitation, customer and client lists and any technical information) obtained while employed or generated by you concerning the business of the Company or any other affiliate or subsidiary is confidential ("Confidential Information"), and therefore, you agree not to disclose to any person unauthorized by the Company any such Confidential Information during the term of this Agreement and thereafter. Upon request by the Company, you agree to turn over all material, written or otherwise, used or generated in the course of your employment.

         9. For one year following termination of your employment, you agree not to directly or indirectly, whether acting on behalf of yourself or through some other entity, (a) solicit business from any client of the Company; and (b) induce or attempt to induce any


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              employee of the Company or any of its affiliates or subsidiaries to leave its/their employ, or in any way interfere with the relationship between the Company, affiliates or subsidiaries and employee thereof.

         10. As a condition of your employment, you agree that you will abide by all Company personnel policies and practices, will refrain from any form of harassment or discrimination, and will cooperate with other officers, employees, clients, customers and business associates of the Company in a professional manner, to maximize the success and stability of the Company. In the event of any conflicts, the terms of this Agreement will control.

         11. This Agreement contains the entire integrated agreement between us regarding your employment, and no modification or amendment to this Agreement will be valid unless set forth in writing and signed by both you and the Chairman of the Board, on behalf of the Company.

         12. To the fullest extent allowed by law, any dispute, controversy or claim arising out of or relating to this Agreement, the breach thereof, or any aspect of your employment or the cessation thereof must be settled exclusively by final and binding arbitration in Los Angeles County, California, administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Possible disputes covered by this agreement to arbitrate include ( but are not limited to) wages, bonus, commission, contract interpretation or enforcement, discrimination, and other employment-related claims under laws known as Title VII of the Civil Rights Act, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any other statutes or laws relating to an employee's relationship with his employer. However, claims for workers' compensation benefits and unemployment insurance are not covered by this arbitration agreement, and such claims may be presented by you to the appropriate court or state agency as provided by California law. Judgment upon an award rendered by an arbitrator may be entered in any court having jurisdiction thereof.

         If the terms of this Agreement are acceptable to you, and if you accept employment with Qorus.com under the terms described herein, please sign, date and return the enclosed copy of this letter to me.

                                Very truly yours,

                                QORUS.COM

                                By: /s/ PATRICK HAYNES, III
                                    -------------------------------------------
                                    Patrick Haynes, III
                                    Chairman of the Board of Directors of
                                    Qorus.com


ACKNOWLEDGED AND AGREED:
your
/s/ MICHAEL D. SOHN
-----------------------------
    Michael D. Sohn

Dated:     5-24-99
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